                                                                    EXHIBIT 12.1

                                          LAS VEGAS SANDS, INC.
                               COMPUTATION OF EARNINGS TO FIXED CHARGES
                                          (DOLLARS IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                    JUNE 30,
                                               -----------------------------------------------      --------------------
                                               1997(2)   1998(2)    1999(2)    2000      2001(2)     2001(2)    2002(2)
                                               -------   -------    -------    ----      -------     -------    -------
Earnings:
     Income before preferred return(1)..       $  (520) $(29,763)  $(65,623)   $15,952    $(3,401)    $ 5,093  $(33,439)
     Add, Loss on Guggenheim Investment.            --        --         --         --      2,000          --       274
     Add, fixed charges.................         8,781    92,362    118,925    141,298    136,201      68,387    69,378
     Add, amortization of capitalized
       interest.........................            --        --        900      1,900      1,900         916       936
     Subtract, Preferred Return.........            --   (13,647)   (14,399)   (18,482)   (20,766)    (10,080)  (11,327)
     Subtract, interest capitalized.....        (2,200)  (39,700)   (31,300)      (100)    (2,000)       (600)     (800)
                                              --------  --------   --------   --------   --------   ---------   -------
                                                 6,061     9,252      8,503    140,568    113,934      63,716    25,022
                                              --------  --------   --------   --------   --------   ---------   -------
Fixed Charges:
     Interest expense, net (including
       amortizations of debt discount
       and issue costs).................      $  6,581 $  39,015  $  71,398  $ 119,807  $ 110,744   $  56,303   $56,075
     Interest capitalized...............         2,200    39,700     31,300        100      2,000         600       800
     Preferred Return on Redeemable
       Interest.........................            --    13,647     14,399     18,482     20,766      10,080    11,327
     1/3 of Rent Expense (3)............            --        --      1,828      2,909      2,691       1,404     1,176
                                              --------  --------   --------   --------   --------   ---------   -------
                                                 8,781    92,362    118,925    141,298    136,201      68,387    69,378
                                              --------  --------   --------   --------   --------   ---------   -------
Ratio of earnings to fixed charges........          --        --         --        1.0x        --          --        --
                                              ========  ========   ========   ========   ========   =========   =======

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(1)  In April 2002, the Financial Accounting Standards Board issued statement
     No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4. 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements of APB Opinion No. 30. The Company has adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Accordingly, prior period losses on early retirement of debt have been reclassified to conform to this new presentation and have been deducted from income before preferred return in the accompanying table. For the years ended December 31, 1999, 2000 and 2001 and the six months ended June 30, 2002 such amounts were $589, $2,785, $1,383 and $42,763.

(2) For the years ended December 31, 1997, 1998, 1999 and 2001 and for the six months ended June 30, 2001 and 2002, earnings were insufficient to cover fixed charges by $2,720, $83,110, $110,422, $22,267, $4,671 and $44,356,
     respectively. Accordingly, such ratio has not been presented.

(3) The interest factor represents one-third of lease expense, which management believes is representative of the interest component of lease expense.